Exhibit 99.1

Zedge Announces Third Quarter Fiscal 2020 Results

Third consecutive quarter of positive cash flow provided by operating activities

Paid subscribers increased 31% in Q3 to 394,000, generating gross revenue of $2.0 million since the January 2019 launch of the paid subscription offering

New York, NY – June 11, 2020: Zedge, Inc. (NYSE AMERICAN: ZDGE), a worldwide mobile publishing and content platform provider, today announced results for the third quarter of its fiscal year 2020, the three months ended April 30, 2020.

Third Quarter FY 2020 Operational and Financial Highlights

(Results are for the third quarter of FY 2020 and are compared to third quarter of FY 2019 except where otherwise noted.)

■	Revenue increased 8.7% to $2.1 million from $1.9 million;

■	MAU (Monthly Active Users) for the last 30 days of the quarter were 28.8 million, a decrease of 15.4% from the prior year period; Compared to the year ago quarter, MAU declined 28.7% in well-developed markets and by 7.6% in emerging markets; On a sequential quarterly basis, MAU decreased 16% with MAU in developed markets and emerging markets declining by 20.2% and 14%, respectively;

■	Paid subscribers increased 31% sequentially to 394,000;

■	Average revenue per MAU derived from apps (ARPMAU) increased 32.8% to $0.0220, up from $0.0166;

■	Cash flow provided by operating activities was $658,000 – an improvement of $723,000 compared to the same period last year and of $85,000 when compared to last quarter; and

■	Net loss per share of $0.03 compared to a loss of $0.12 in the year-ago quarter and net income of $0.01 in the prior quarter.

Monthly User Metrics

	Q3-20	Q2-20	Q3-19	Y/Y Chanage	Q/Q Change
Paid Subscribers ('000)	394	300	60	556.7%	31.3%
MAU (last 30 days of the quarter)	28.8	34.3	34.0	-15.4%	-16.0%
Developed Markets MAU	9.0	11.3	12.6	-28.7%	-20.2%
Emerging Markets MAU	19.8	23.0	21.4	-7.6%	-14.0%
Average Revenue per MAU	$0.0220	$0.0262	$0.0166	32.8%	-16.2%
Total Installs (million)	436.3	423.9	382.3	14.1%	2.9%

Management Remarks

“I want to commend the Zedge team for successfully banding together and doing almost everything possible to successfully navigate the challenges associated with the COVID-19 pandemic and delivering another quarter of positive cashflow from operating activities,” said Elliot Gibber, Interim CEO. “At the outset of the crisis we experienced a precipitous fall in revenue and MAU and reacted by instituting a hiring freeze, negotiating for vendor concessions, and severely reducing discretionary spend. These efforts effectively aligned revenues with expenses, albeit with the recognition that certain product initiatives would be delayed by one to two quarters. Hand in hand we are dedicating more resources to accelerate revenue bearing projects as we continue to focus on being cash flow positive.”

“Despite COVID related challenges, paid subscriptions continued to advance nicely in Q3,” said Jonathan Reich, CFO and COO of Zedge. “Our focus on this segment has helped us grow from zero paying subscribers in January of 2019 to more than 400,000 today. Furthermore, our new marketing platform, which we developed internally, not only has resulted in lowering cost but also has helped us expand the universe of prospects that are likely to sign up for a paid subscription. In addition, we are consistently seeing annual subscribers’ renewal rates in excess of 40% which speaks to the loyalty that paid subscribers have to Zedge.”

“As you can imagine, our app is a must have for many when they purchase a phone because of their desire to personalize it,” added Mr. Reich. “The short-term drop in handset sales amidst the quarantine has certainly impacted this portion of our business, but our expectation is that, as markets reopen, we will benefit from pent-up demand resulting in an uptick in MAU and revenue.”

“Turning to Shortz, prior to the onset of the pandemic, we were either outpacing or steadily closing in on the key performance indicators we set for the beta, including conversion, average revenue per subscriber and churn,” added Mr. Reich. “However, as the crisis took root, both average revenue per subscriber and churn suffered. In addition, our planned May introduction of our ‘Shortcastz’, high-quality audio renditions of the stories, has been delayed as due to business closures we were unable to secure voiceover talent and time in a recording studio. We don’t expect to be in a position to accurately assess the viability of this new product until late fall.”

Financial Results by Quarter (USD in thousands, other than Loss per Share and ARPMAU)

	Q3 FY '20	Q3 FY '19	DELTA	% Change	Q3 FY '20	Q2 FY '20	DELTA	% Change
Revenue	$2,079	$1,912	$167	8.7%	$2,079	$2,644	$(565)	-21.4%
Direct Cost of Revenue	$289	$353	$(64)	-18.1%	$289	$308	$(19)	-6.2%
Total SG&A	$1,569	$2,289	$(720)	-31.5%	$1,569	$1,894	$(325)	-17.2%
Depreciation & Amortization	$348	$391	$(43)	-11.0%	$348	$363	$(15)	-4.1%
Income (Loss) from Operations	$(127)	$(1,121)	$994	-88.7%	$(127)	$79	$(206)	nm
Net Gain/(Loss) from FX & Other	$(198)	$(69)	$(129)	187.0%	$(198)	$22	$(220)	nm
Provision for income taxes	$0	$5	$(5)	nm	$0	$1	$(1)	-100.0%
Net Income (Loss)	$(325)	$(1,195)	$870	-72.8%	$(325)	$100	$(425)	nm
Income (Loss) Per Share	$(0.03)	$(0.12)	$0.09	-77.0%	$(0.03)	$0.01	$(0.04)	nm
Total Current Assets Less Total Current Liabilities	$3,122	$1,798	$1,324	73.6%	$3,122	$1,202	$1,920	159.7%
MAU (Million)	28.8	34.0	(5.2)	-15.4%	28.8	34.3	(5.5)	-16.0%
Total Installs (Million)	436.3	382.3	54.0	14.1%	436.3	423.9	12.4	2.9%
ARPMAU	$0.0220	$0.0166	$0.0054	32.8%	$0.0220	$0.0262	$(0.0042)	-16.2%

nm—not meaningful

Revenue was $2.1 million, an increase of 8.7% compared to $1.9 million reported in the prior-fiscal year third quarter. The growth was due to an almost six-fold increase in paid subscribers, partially offset by the discontinuation, effective June 1, 2019, of $179,000 in revenue associated with managing ad operations for a third-party mobile app publisher. On a sequential basis, revenue decreased 21.4% compared to the second fiscal quarter due to the impact of the economic slowdown on advertising budgets and lower new handsets sales.

Selling, General and Administration (SG&A) expense decreased 31.5% to $1.6 million, down from $2.3 million in the year-ago quarter and 17.2% from $1.9 million in the prior quarter, primarily attributable to reductions in net compensation costs and discretionary expenses offset by higher marketing costs associated with the approximate 26% fee Zedge pays to Google for paid subscribers and content acquisition expense associated with ‘Shortz’. The US dollar surged to historical highs against the Norwegian Kroner this quarter which also contributed, in part to the overall decline in SG&A, as the majority of the Company’s employees are based in Norway.

Loss from operations was $127,000 in the third quarter, compared to a loss of $1.1 million in the year-ago period and operating income of $79,000 in the prior quarter, after accounting for depreciation and amortization of $348,000 in the current quarter, $391,000 in the year-ago quarter and $363,000 last quarter;

Net loss in the third quarter was $(325,000), or $(0.03) per basic and diluted share, compared to a net loss of $(1.2 million), or $(0.12) per basic and diluted share in the prior year period. The decrease was due to lower SG&A expenses and higher revenue. Sequentially, the current net loss compares to net income of $100,000, or $0.01 per basic and diluted share, in the second quarter of fiscal 2020.

Zedge generated $658,000 in cash flow provided by operating activities, an improvement of $723,000 compared to the same period last year and of $85,000 when compared to last quarter. The Company ended the quarter with $4.6 million in cash and $3.1 million in working capital.

Earnings Announcement and Supplemental Information

Zedge’s earnings release will be filed on Form 8-K and posted on the Zedge investor relations website (http://investor.zedge.net) at approximately 4:10 p.m. Eastern on June 11, 2020.

Zedge’s management will host an earnings conference call beginning at 4:30 p.m. Eastern. Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the call, please dial Toll Free: 844-602-0380 or International: 862-298-0970 at least five minutes before the 4:30 p.m. Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through the following link and will be live through Friday, September 11, 2020:

https://www.webcaster4.com/Webcast/Page/2205/34710

Following the call and continuing through Thursday, June 25, 2020 a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 34710

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers our consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers. We are evolving by developing new apps run on top of our publishing platform and generally focus on the entertainment vertical. Our creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to our user base. Our app has been downloaded more than 436 million times, has approximately 29 million monthly active users and has consistently been ranked as one of the most popular free apps in Google Play in the US.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value data)

	April 30,	July 31,
	2020	2019
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$4,630	$1,609
Trade accounts receivable, net of allowance for doubtful accounts of $0 at April 30, 2020 and July 31, 2019	935	1,133
Prepaid expenses	180	380
Other current assets	45	103
Total current assets	5,790	3,225
Property and equipment, net	2,781	3,396
Goodwill	1,937	2,266
Other assets	455	120
Total assets	$10,963	$9,007
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$340	$217
Insurance premium loan payable	16	141
Accrued expenses and other current liabilities	1,243	1,172
Deferred revenues	1,069	517
Total current liabilities	2,668	2,047
Loans Payable	218	-
Other liabilities	145	-
Total liabilities	3,031	2,047
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at April 30, 2020 and July 31, 2019	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 11,715 shares issued, and 11,675 shares outstanding at April 30, 2020 and 9,876 shares issued and 9,854 ouststanding at July 31, 2019	117	99
Additional paid-in capital	25,624	23,131
Accumulated other comprehensive loss	(1,469)	(985)
Accumulated deficit	(16,269)	(15,243)
Treasury stock, 40 shares at April 30, 2020 and 22 shares at July 31, 2019, at cost	(76)	(47)
Total stockholders’ equity	7,932	6,960
Total liabilities and stockholders’ equity	$10,963	$9,007

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except par value data)

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2020	2019	2020	2019

Revenues	$2,079	$1,912	$6,756	$6,866
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	289	353	925	1,031
Selling, general and administrative	1,569	2,289	5,408	6,761
Depreciation and amortization	348	391	1,216	1,022
Loss from operations	(127)	(1,121)	(793)	(1,948)
Interest and other income	2	3	7	48
Net loss resulting from foreign exchange transactions	(200)	(72)	(239)	(236)
Loss before income taxes	(325)	(1,190)	(1,025)	(2,136)
Provision for income taxes	-	5	1	6
Net loss	(325)	(1,195)	(1,026)	(2,142)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(333)	(93)	(484)	(224)
Total other comprehensive loss	(333)	(93)	(484)	(224)
Total comprehensive loss	$(658)	$(1,288)	$(1,510)	$(2,366)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.03)	$(0.12)	$(0.10)	$(0.21)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	11,979	10,116	10,793	10,063

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(Unaudited)

	Nine Months Ended April 30,
	2020	2019
Operating activities
Net loss	$(1,026)	$(2,142)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,216	1,022
Loss on disposal of furniture and fixtures	-	3
Stock-based compensation	397	449
Change in assets and liabilities:
Trade accounts receivable	198	573
Prepaid expenses and other current assets	259	178
Other assets	24	6
Trade accounts payable and accrued expenses and other current liabilities	(37)	99
Due to IDT Corporation	-	(1)
Deferred revenues	552	284
Net cash provided by operating activities	1,583	471
Investing activities
Capitalized software and technology development costs and purchase of equipment	(613)	(1,277)
Investment in privately-held company	-	(250)
Net cash used in investing activities	(613)	(1,527)
Financing activities
Proceeds from sales of Class B Common Stock	2,250	-
Payment of issuance costs	(141)	-
Proceeds from PPP loan payable	218	-
Repayment of insurance premium loan payable	(125)	-
Proceeds from exercise of stock options	4	2
Purchase of treasury stock in connection with restricted stock vesting	(29)	(31)
Net cash provided by (used in) financing activities	2,177	(29)
Effect of exchange rate changes on cash and cash equivalents	(126)	(75)
Net increase (decrease) in cash and cash equivalents	3,021	(1,160)
Cash and cash equivalents at beginning of period	1,609	3,408
Cash and cash equivalents at end of period	$4,630	$2,248

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest expenses	$3	$-
Cash payments made for income taxes	$1	$-